Exhibit 99.1
For Immediate Release
NORDSTROM BOARD OF DIRECTORS APPROVES
INCREASED QUARTERLY DIVIDEND
SEATTLE — February 20, 2008 — Nordstrom, Inc. (NYSE: JWN) announced today that its board of directors approved a quarterly dividend of $0.16 per share payable on March 14, 2008, to shareholders of record on February 29, 2008. The previous quarterly dividend amount was $0.135 per share.
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 157 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 102 Full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:	Media Contact:
Chris Holloway	Michael Boyd
(206) 303-3290	(206) 373-3038